AirSculpt Technologies Announces Strong Preliminary Third Quarter 2023 Revenue Results and Updates 2023 Revenue and Adjusted EBITDA Guidance
MIAMI BEACH, Fla., October 5, 2023 (GLOBE NEWSWIRE) – AirSculpt Technologies, Inc. (NASDAQ:AIRS)(“AirSculpt” or the “Company”), a national provider of premium body contouring procedures, today announced selected unaudited preliminary financial results for its third quarter ended September 30, 2023.
For the third quarter, revenue is expected to be approximately $46.5 million, which is ahead of the Company's expectations and represents an increase of 20.0% over the prior year. “The strong performance was driven by both better-than-expected same-store revenue growth of approximately 5.5% and a significant contribution from our most recent de novo centers. Our strong performance for the quarter demonstrates our ability to leverage our position as the premium provider of body contouring procedures,” said Todd Magazine, Chief Executive Officer of AirSculpt. “We look forward to a strong finish to 2023 where we will continue to focus our attention on revenue growth and right sizing our cost structure to set up the Company for margin expansion going forward.”
After considering the preliminary third quarter 2023 revenue results, the Company is issuing an update to its 2023 revenue guidance. The Company now forecasts 2023 revenue guidance of approximately $196 million versus the prior guidance of $187 million to $192 million. The Company now expects to achieve at least $45 million in Adjusted EBITDA, versus the prior guidance of $43 to $45 million (with the prior expectation of performing at the upper end of the range).
Additionally, as we continue to achieve strong free cash flow generation, the Company elected to voluntarily pre-pay $10.0 million on its outstanding term loan debt to further strengthen its balance sheet.
The preliminary results described in this press release are estimates only and are subject to revision until the Company reports its financial results for the third quarter ended September 30, 2023. There can be no assurance that the Company’s final results for this period will not be materially affected by these changes.
About AirSculpt
AirSculpt® is a next-generation body contouring treatment designed to optimize both comfort and precision, available exclusively at AirSculpt offices. The minimally invasive procedure removes fat and tightens skin, while sculpting targeted areas of the body, allowing for quick healing with minimal bruising, tighter skin, and precise results.
Forward-Looking Statements
This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties, and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies, and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K.
Our future results could be affected by a variety of other factors, including, but not limited to, failure to open and operate new centers in a timely and cost-effective manner; inability to open new centers due to rising interest rates and increased operating expenses due to rising inflation; shortages or quality control issues with third-party manufacturers or suppliers; competition for surgeons; litigation or medical malpractice claims; inability to protect the confidentiality of our proprietary information; changes in the laws governing the corporate practice of medicine or fee-splitting; changes in the regulatory, economic and other conditions of the states and jurisdictions where our facilities are located; and business disruption or other losses from war, pandemic, terrorist acts or political unrest.

The risk factors discussed in “Risk Factors” in our Annual Report on Form 10-K could cause our results to differ materially from those expressed in the forward-looking statements made in this press release.
There also may be other risks that are currently unknown to us or that we are unable to predict at this time.
Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Forward-looking statements speak only as of the date they were made, and we are under no duty to update any of these forward-looking statements after the date of this press release to confirm our prior statements to actual results or revised expectations.
Use of Non-GAAP Financial Measures
The Company reports financial results in accordance with generally accepted accounting principles in the United States (“GAAP”), however, the Company believes the evaluation of ongoing operating results may be enhanced by a presentation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Net Income per Share, which are non-GAAP financial measures. Although the Company provides guidance for adjusted EBITDA, it is not able to provide guidance for net income, the most directly comparable GAAP measure. Certain elements of the composition of net income, including equity-based compensation, are not predictable, making it impractical for us to provide guidance on net income or to reconcile our adjusted EBITDA guidance to net income without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information regarding net income, which could be material to future results.
These non-GAAP financial measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance that management believes may enhance the evaluation of the Company's ongoing operating results. These non-GAAP financial measures are not presented in accordance with GAAP, and the Company’s computation of these non-GAAP financial measures may vary from similar measures used by other companies. These measures have limitations as an analytical tool and should not be considered in isolation or as a substitute or alternative to revenue, net income, operating income, cash flows from operating activities, total indebtedness or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP.

Investor Contact
Steven Halper/Caroline Paul
Managing Directors, LifeSci Advisors
investors@elitebodysculpture.com

Media Contact
Stephanie Evans Greene
Chief Marketing Officer
AirSculpt Technologies, Inc.
sevansgreene@elitebodysculpture.com